Exhibit 10.27
SECOND AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of June 1, 2013, between PVH Corp., a Delaware corporation (“PVH” and, together with its affiliates and subsidiaries, the “Company”), and STEVEN B. SHIFFMAN (the “Executive”).

W I T N E S S E T H
WHEREAS, the Company and the Executive have previously entered into that Second Amended and Restated Employment Agreement with the Executive, dated as of December 23, 2008, and the First Amendment To Second Amended And Restated Employment Agreement, dated as of March 31, 2011 (together, the “Employment Agreement”); and

WHEREAS, the Company has decided to increase the severance payable to the Executive if the Company terminates the Executive’s services without Cause or the Executive terminates his employment with the Company for Good Reason, other than during the two-year period following a Change in Control.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.Amendment of Section 3(f)(ii). Section 3(b)(i) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof.

(i)    If the Company terminates the Executive’s services without Cause or the Executive terminates his employment with the Company for Good Reason, other than during the two-year period following a Change in Control (as defined in Section 3(f)(i)(A)), the Executive shall be entitled to receive from the Company (W) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (X) all unreimbursed expenses (if any), subject to Section 2(d); (Y) an aggregate amount (the “Severance Amount”) equal to two times the sum of (1) the Base Salary plus (2) an amount equal to the bonus that would be payable if “target” level performance were achieved under the Company's annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year if' bonus levels have not yet been established for the year of termination); and (Z) the payment or provision of any Other Benefits. The Severance Amount shall be paid in 48 substantially equal payments and on the same schedule that Base Salary was paid immediately prior to the Executive’s date of termination, commencing on the first such scheduled payroll date that occurs on or following the date that is 30 days after the Executive’s termination of employment, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a). Each such installment payment shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2). If the Executive is a “specified employee” (as determined under the Company's policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A) and if any portion of the Severance Amount would be considered “deferred compensation” under Section 409A, all payments of the Severance Amount (other than payments that satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4), or that are treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v)) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service. The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period. In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on all payments not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid with the first payment after such six-month period. Notwithstanding the foregoing, payments delayed pursuant to this six-month delay requirement shall commence earlier in the event of the Executive’s death prior to the end of the six-month period. For purposes hereof, the Executive shall have a “separation from service” upon his death or other termination of employment for any reason.

3.Continued Effectiveness of the Employment Agreement. The Employment Agreement is and shall continue to be in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties which have been executed prior to the date hereof and referring to the Employment Agreement shall mean the Employment Agreement, as amended by this Amendment.

4.Miscellaneous.

(a)    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

(b)    This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

PVH CORP.

By: /s/ Mark D. Fischer
Name:     Mark D. Fischer
Title:     Senior Vice President

/s/ Steven B. Shiffman
Steven B. Shiffman

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